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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 21, 2005

Dear Stockholders:

You are cordially invited to attend the 2005 annual meeting of stockholders on Thursday, April 21, 2005, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

•	Elect directors for the next year.

•	Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2005.

•	Consider and act upon a board proposal to approve the TI Employees 2005 Stock Purchase Plan.

•	Consider and act upon a board proposal to reapprove the material terms of the performance goals under the Texas Instruments 2000 Long-Term Incentive Plan.

•	Consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 22, 2005, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach
Senior Vice President, Secretary and General Counsel

Dallas, Texas
March 11, 2005

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS
MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT
March 11, 2005

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 21, 2005. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 11, 2005.

If you come to the meeting, you can of course vote in person. But if you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: JAMES R. ADAMS, DAVID L. BOREN, DANIEL A. CARP, CARRIE S. COX, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, PAMELA H. PATSLEY, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN. If you return a proxy that does not withhold authority to vote for directors, your shares will be voted for each of the nominees.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS     Director

Chair, Audit Committee.

Chairman of the board of the company, 1996-98. Group president, SBC Communications Inc., 1992 until retirement in 1995; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Storage Technology Corp.

DAVID L. BOREN     Director

Chair, Governance and Stockholder Relations Committee.

President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

DANIEL A. CARP     Director

Member, Compensation Committee.

Chairman of the board and chief executive officer of Eastman Kodak Company since 2000; director since 1997. President of Eastman Kodak, 1997-2001, 2002-2003; chief operating officer, 2002-2003; executive vice president and assistant chief operating officer, 1995-97. Member, The Business Council and The Business Roundtable.

CARRIE S. COX     Director

Member, Audit Committee.

Executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation since 2003. Executive vice president and president of Global Prescription Business at Pharmacia Corporation, 1997-2003.

THOMAS J. ENGIBOUS     Chairman

Chairman of the board since 1998. President and chief executive officer of the company, 1996-April 2004. Joined the company in 1976; elected executive vice president in 1993. Chairman, Catalyst; Director, J.C. Penney Company, Inc.; member, The Business Council; trustee, Southern Methodist University.

GERALD W. FRONTERHOUSE Director Member, Audit Committee. Private investor. Chief executive officer of First RepublicBank Corporation, 1985-88. Chairman of the board and director, Hoblitzelle Foundation.

DAVID R. GOODE     Director

Member, Governance and Stockholder Relations Committee.

Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; president, 1991-October 2004. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Georgia-Pacific Corporation; member, The Business Council and The Business Roundtable.

PAMELA H. PATSLEY     Director

Member, Audit Committee.

Senior executive vice president of First Data Corporation since 2000; president of its subsidiaries First Data International since 2002 and First Data Merchant Services, 2000-2002. President and chief executive officer of Paymentech, Inc., 1991-2000. Director, Molson Coors Brewing Company and Pegasus Solutions, Inc.; national trustee, Boys and Girls Clubs of America.

WAYNE R. SANDERS     Director

Chair, Compensation Committee.

Chairman of the board of Kimberly-Clark Corporation from 1992-2003; chief executive officer, 1991-2002; director, 1989-2003. Director, Belo Corporation; vice chairman, board of trustees, Marquette University; national trustee and governor, Boys and Girls Clubs of America.

RUTH J. SIMMONS     Director

Member, Compensation Committee.

President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95; provost of Spelman College, 1990-91. Director, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations.

RICHARD K. TEMPLETON     President and Chief Executive Officer

President and chief executive officer of the company since May 2004. Chief operating officer of the company, 2000-April 2004. Joined the company in 1980; elected president of the company’s Semiconductor Group and executive vice president in 1996. Director, Semiconductor Industry Association; member, The Business Roundtable.

CHRISTINE TODD WHITMAN     Director

Member, Governance and Stockholder Relations Committee.

Director and president of The Whitman Strategy Group. Administrator of the Environmental Protection Agency, 2001-2003; Governor of New Jersey, 1994-2000; President of the New Jersey Board of Public Utilities, 1988-90. Director, S.C. Johnson & Son, Inc. and United Technologies Corp.

Director Nomination Process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the Committee), which is responsible for reviewing and recommending nominees to the board. The Committee is comprised solely of independent directors as defined by the rules of the New York Stock Exchange (NYSE) and the board’s corporate governance guidelines. The company’s board of directors has adopted a written charter (Statement of Responsibilities) for the Committee. The charter can be found on the company’s web site at www.ti.com/corporategovernance.

It is a long-standing policy of the board to consider director nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the Committee’s consideration can write to the Secretary of the Governance and Stockholder Relations Committee, Texas Instruments Incorporated, Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. The Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

In evaluating prospective nominees, the Committee looks for the following minimum qualifications, qualities and skills:

•	Outstanding achievement in the individual’s personal career.

•	Breadth of experience.

•	Soundness of judgment.

•	Ability to make independent, analytical inquiries.

•	Ability to contribute to a diversity of viewpoints among board members.

•	Willingness and ability to devote the time required to perform board activities adequately (in this regard, the Committee will consider the number of other boards of directors on which the individual serves).

•	Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Stockholders, non-management directors, management and others, including the Committee’s third-party search firm discussed below, may submit recommendations to the Committee. The board prefers a mix of experience among its members to maintain a diversity of viewpoints. For example, some board members may have spent much of their careers in business, some in government and some in academia.

Ms. Cox and Ms. Patsley were elected to the board on September 16, 2004, and July 15, 2004, respectively. They are the only non-management director nominees for the 2005 annual meeting of stockholders who are standing for election by the stockholders for the first time. A search firm retained by the company to assist the Committee in identifying and evaluating potential nominees initially identified Ms. Cox as a potential director candidate to Mr. Engibous, who at the time was serving as both chairman and CEO. Mr. Engibous then forwarded her name to the Committee for its consideration. Mr. Sanders, an independent director and member of the Committee at the time, identified Ms. Patsley, with whom Mr. Sanders served as a director of another company, as another potential director candidate. For more information regarding the elections of these directors, please refer to the Governance and Stockholder Relations Committee Report on page 11.

These recent additions and the late 2003 addition of Ms. Whitman are the result of a decision made by the board in 2003 to increase its size. As noted above, the company retained a third-party search firm to assist the Committee in the search for potential nominees. The Committee considered the specific qualifications and skills candidates should possess. Guided by those considerations, the search firm conducted research to identify viable candidates. It prepared a list for the Committee that included a brief biography of each candidate. The list was provided to the Committee through Mr. Engibous. The search firm then conducted further research on the candidates in whom the Committee had the most interest. The results of that research were then reported to the Committee through Mr. Engibous. Both Ms. Cox and Ms. Whitman were brought to the Committee’s attention by the search firm. Now that the board has reached its maximum desired size, the search firm is no longer on retainer.

Stockholder Communications with the Board

Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the board. In 2004, all directors attended TI’s annual meeting of stockholders.

Director Independence

The board has adopted the following standards for determining independence.

A.	In no event will a director be considered “independent” if:

1.    He or she is a current partner of or is employed by the company’s independent auditors; or

2.    An immediate family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and participates in the auditors’ audit, assurance or tax compliance (but not tax planning) practice.

B.	In no event will a director be considered “independent” if, within the preceding three years:

1.    He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer) or any of its subsidiaries;

2.    He or she received more than $100,000 during any twelve-month period in direct compensation from the company (other than (a) director and committee fees and pension or other forms of deferred compensation and (b) compensation received for former service as an interim chairman of the board, chief executive officer or other executive officer);

3.    An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;

4.    An immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from the company (excluding compensation as a non-executive officer employee of the company);

5.    He or she was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

6.    An immediate family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

7.    He or she was an executive officer of another company, at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

8.    An immediate family member of the director was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

9.    He or she was, and remains at the time of the determination, an executive officer or employee of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”); or

10.    An immediate family member of the director was, and remains at the time of the determination, an executive officer of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”).

C.  Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board Committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).

D.  The following relationships will not be considered material relationships with the company for the purpose of determining director independence:

1.    A director is an employee, director or trustee of a charitable organization and TI or the TI Foundation makes discretionary contributions to that organization that are less than the greater of $50,000 or 2% of the organization’s latest publicly available consolidated gross revenue.

2.    A director is an employee, director or trustee of another entity that is indebted to TI or to which TI is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the entity he or she serves as an executive officer, director or trustee.

For any other relationship, the determination of whether the relationship is material, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “immediate family member” will have the same meaning as under the NYSE rules.

Applying these standards, the board has determined that the following directors have no material relationship with the company other than as a director and are, therefore, independent: Mr. Adams, Mr. Boren, Mr. Carp, Ms. Cox, Mr. Fronterhouse, Mr. Goode, Ms. Patsley, Mr. Sanders, Ms. Simmons and Ms. Whitman.

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and holdings of common stock of the company and the year each became a director.

Director	Age	Director Since	Common Stock Ownership at December 31, 2004*
James R. Adams	65	1989	831,180
David L. Boren	63	1995	60,965
Daniel A. Carp	56	1997	82,160
Carrie S. Cox	47	2004	2,440
Thomas J. Engibous	52	1996	4,908,894
Gerald W. Fronterhouse	68	1986	100,339
David R. Goode	64	1996	81,264
Pamela H. Patsley	48	2004	2,000
Wayne R. Sanders	57	1997	72,743
Ruth J. Simmons	59	1999	55,156
Richard K. Templeton	46	2003	3,777,780
Christine Todd Whitman	58	2003	5,750

*	Includes:

(a)	shares that can be acquired within 60 days through the exercise of stock options by Mr. Adams, 632,250 shares; Mr. Boren, 36,250 shares; Mr. Carp, 56,250 shares; Mr. Engibous, 4,769,000 shares; Mr. Fronterhouse, 56,250 shares; Mr. Goode, 56,250 shares; Mr. Sanders, 56,250 shares; Ms. Simmons, 36,250 shares; Mr. Templeton, 3,546,250 shares; and Ms. Whitman, 3,750 shares;

(b)	shares credited to 401(k) and profit sharing stock accounts for Mr. Adams, 3,433 shares; Mr. Engibous, 18,002 shares; and Mr. Templeton, 11,013 shares;

(c)	shares subject to restricted stock unit awards for Mr. Adams, 18,512 shares; Mr. Boren, 22,880 shares; Mr. Carp, 8,664 shares; Ms. Cox, 2,000 shares; Mr. Engibous, 57,600 shares; Mr. Fronterhouse, 22,880 shares; Mr. Goode, 13,632 shares; Ms. Patsley, 2,000 shares; Mr. Sanders, 9,600 shares; Ms. Simmons, 8,000 shares; Mr. Templeton, 220,000 shares; and Ms. Whitman, 2,000 shares; the non-employee directors’ restricted stock units are payable upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors; and

(d)	shares credited to deferred compensation accounts for Mr. Adams, 16,101 shares; Mr. Boren, 1,835 shares; Mr. Carp, 17,246 shares; Mr. Goode, 11,382 shares; Mr. Sanders, 1,293 shares; and Ms. Simmons, 10,906 shares; shares in deferred compensation accounts are issued following the director’s termination of service.

Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the company’s common stock.

BOARD ORGANIZATION

Board and Committee Meetings

During 2004, the board held 9 meetings. The board has three standing committees described below. The committees of the board collectively held 24 meetings in 2004. Overall attendance at board and committee meetings was approximately 96%.

Committees of the Board

The charter (Statement of Responsibilities) of each of the standing committees can be found on the company’s web site at www.ti.com/corporategovernance. A summary of the committees’ duties follows.

Audit Committee.    All members of the Audit Committee are independent under the rules of the NYSE and the board’s corporate governance guidelines. In accordance with the SEC rule that requires a listed company to include in its proxy statement a copy of its audit committee charter if the charter has changed since the mailing of the company’s last proxy statement, a copy of the charter of TI’s Audit Committee is included as Exhibit A to this proxy statement. The Audit Committee is generally responsible for:

•	Appointing, compensating, retaining and overseeing the company’s independent registered public accounting firm.

•	Reviewing the annual report of the company’s independent registered public accounting firm related to quality control.

•	Reviewing the company’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

•	Reviewing the company’s audit plans.

•	Reviewing before issuance the company’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

•	Discussing the company’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

•	Reviewing relationships between the independent registered public accounting firm and the company in accordance with Independence Standards Board Standard No. 1.

•	Reviewing and discussing the adequacy of both of the company’s internal accounting controls and other factors affecting the integrity of the company’s financial reports with management and the company’s independent registered public accounting firm.

•	Creating and periodically reviewing the company’s whistleblower policy.

•	Reviewing the company’s risk assessment and risk management policies.

The board has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Mr. Adams as the audit committee financial expert as defined in the Securities Exchange Act of 1934.

The Audit Committee met 7 times in 2004. The committee also continued its long-standing practice of meeting directly with the company’s internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between Audit Committee members and the company’s internal auditors. See page 23 for a report of the committee.

Compensation Committee.    All members of the Compensation Committee are independent. The Compensation Committee is generally responsible for:

•	Reviewing and approving company goals and objectives relevant to CEO compensation.

•	Evaluating the CEO’s performance in light of those goals and objectives.

•	Setting the compensation of the CEO and other executive officers.

•	Making recommendations to the board regarding:

•	Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.

•	Reservation of company stock for use as awards or grants under plans or as contributions or sales to any trustee of an employee benefit plan.

•	Purchase of company stock in connection with employee benefit plans.

•	Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board; administration of employee benefit plans; and the approval and execution of employee benefit plan documents, contracts with employee benefit plan providers and other third parties.

The Compensation Committee met 7 times in 2004. See page 18 for a report of the committee on its executive compensation decisions for the year 2004.

Governance and Stockholder Relations Committee.    In December 2004, the Stockholder Relations and Public Policy Committee was merged into the Governance and Nominating Committee, which was subsequently renamed the Governance and Stockholder Relations Committee. All members of the Governance and Stockholder Relations Committee are independent. The Governance and Stockholder Relations Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	The development and revision of the company’s corporate governance principles.

•	The size, composition and functioning of the board and board committees.

•	Candidates to fill board positions.

•	Nominees to be designated for election as directors.

•	Compensation of board members.

•	Organization and responsibilities of board committees.

•	Succession planning by the company.

•	Issues of potential conflicts of interest involving a board member raised under the company’s conflict of interest policy.

•	Topics affecting the relationship between management and stockholders, and public issues.

•	Responses to proposals submitted by stockholders.

•	Reviewing:

•	Contribution policies of the company and of the TI Foundation.

•	Revisions to TI’s code of ethics.

•	Overseeing an annual evaluation of the board and the committees.

The Governance and Stockholder Relations Committee (and its predecessor committees) met 10 times in 2004. See page 11 for a report of the committee regarding its activities during 2004. See also pages 5 and 6 for a discussion of stockholder nominations and communications with the board.

CORPORATE GOVERNANCE

The board has a long-standing commitment to responsible and effective corporate governance. Information regarding the corporate governance practices of the board is available on the company’s investor relations web site at www.ti.com/corporategovernance. The board acted on a number of important corporate governance matters during 2004. To provide details of those actions, the Governance and Stockholder Relations Committee offers the following report:

GOVERNANCE AND STOCKHOLDER RELATIONS COMMITTEE REPORT

In 2004, the Governance and Stockholder Relations Committee of the board of directors (the Committee) undertook two major initiatives that increased the diversity and efficiency of the board of directors. The first initiative added two new women directors to the board, and the second initiative combined two existing board committees into one new committee, such that the board now has three separate committees with no overlap in director service, thereby increasing the time available for board review of strategic issues. These two initiatives are described below.

Director Search.    The board continued its efforts to increase the number of independent directors so as to reach the upper end of its desired range. As the Committee reported in the company’s 2004 proxy statement, increasing the number of directors was desirable due to two independent directors’ having reached mandatory retirement age over the last few years. Identifying potential director candidates is challenging, given the board’s high standards for director candidates, its desire to maintain a diversity of viewpoints among board members, the amount of time and attention TI expects its directors to devote to board matters, and the integrity the company and its stockholders expect of directors.

As part of the search that began in 2003, the Committee’s independent recruitment firm identified Ms. Cox as a viable candidate who met the board’s criteria for directors listed on pages 5 through 7. Mr. Sanders, an independent director and member of the Committee at the time, identified Ms. Patsley as another viable candidate; Mr. Sanders’ recommendation was based on his experiences serving with Ms. Patsley as independent directors of another company. The Committee considered the qualifications of Ms. Cox and Ms. Patsley, and in accordance with the Committee’s direction, the chair of the Committee met with both of them. Following those meetings, the chair recommended to the Committee, and in turn the Committee recommended to the board, the election of Ms. Cox and Ms. Patsley as directors of the company. The board acted on those recommendations, and the company announced the addition of Ms. Patsley to the board in July and the addition of Ms. Cox in September, bringing the board to its current size of twelve, the upper end of its desired range. As important as reaching its desired size, the board also increased the diversity among its members. The variety of experiences and viewpoints among the directors helps ensure robust consideration and debate of issues facing the board.

Board Committee Restructuring.    TI operates in complex, highly competitive and rapidly changing high-technology markets. During 2004, the Committee considered ways to increase the efficiency of board and board committee meetings in order to increase the amount of time available for reviewing business strategy and developments in meetings of the full board.

After considering the relative responsibilities and anticipated workloads of the board committees, the board merged the Stockholder Relations and Public Policy Committee into this Committee (at the time named the Governance and Nominating Committee), forming the Governance and Stockholder Relations Committee. The board’s committee responsibilities are expected to be more evenly distributed among the resulting three committees—Audit, Compensation, and Governance and Stockholder Relations.

The merger necessitated the review of directors’ committee assignments. Reassigning directors led to each serving on a single committee, enabling directors to more intensely focus their efforts. The reassignments also enabled the scheduling of concurrent committee meetings as opposed to consecutively held meetings. This committee schedule makes available more time for the review of important strategic and business issues with the full board.

TI’s board of directors has long been interested in and committed to responsible and effective corporate governance. It first adopted written governance guidelines and committee charters in 1973. Its policies and practices have evolved over time, adapting to meet the needs of the company and its stockholders, although some practices, such as maintaining a majority of independent directors, are of long standing. The board’s commitment to governance is evidenced by the time members devote to TI matters. Historically the board has met at least eight times a year. TI directors have also long participated in strategic conferences in addition to the regular board meetings. Directors interact directly with managers other than the chief executive officer at board meetings and the strategic planning conferences. This practice facilitates the directors’ oversight efforts and also gives directors opportunities to evaluate those managers, aiding directors in succession planning considerations. As illustrated in 2004, the board has also shown a willingness to change the status quo by revising the size and composition of the board and the board’s committee structure.

TI’s corporate governance guidelines, which can be found on the company’s web site at www.ti.com/corporategovernance, document several other principles the board has long followed. Following are examples of policies included in the guidelines:

•	The roles of chairman and chief executive officer. TI’s board believes that the company’s situation warrants separating the roles of chairman and chief executive officer. However, the board does not believe it is in the best interests of stockholders to be permanently bound to that structure. Instead, the board will determine the leadership structure that serves the company best at any given time. That structure may involve a separation of the roles of chief executive officer and chairman, or may involve the chief executive officer’s simultaneously serving as chairman, depending on current and anticipated circumstances.

•	Retirement age and term limits. The board maintains a retirement age of 70 for directors. The board has considered whether to institute term limits but concluded that term limits can result in the loss of directors who have developed, over a period of time, an in-depth understanding of the company and its strategic objectives, operations and challenges and, therefore, provide a valuable contribution to the board as a whole.

•	Executive sessions and “lead director.” Non-management directors of the board meet in executive session at each regularly scheduled meeting and at such other times as the Committee recommends. Any management director, such as the chief executive officer, is excluded from these executive sessions. The chair of the appropriate board committee acts as chair at executive sessions at which the principal item to be considered is within the scope of authority of his or her committee or, if there is no single principal item, the chair of this Committee. This practice, by providing opportunities for leadership to more than one independent director, more fully engages the board members. The board prefers this approach to the selection of one “lead director.”

•	Director independence. TI’s board has historically been comprised almost entirely of independent directors. In accordance with the NYSE listing standards, the Committee has developed specified standards for determining independence. Those standards are listed beginning on page 6.

David R. Boren, Chair     David R. Goode      Christine Todd Whitman

DIRECTOR COMPENSATION

Directors who are not employees are paid an annual retainer of $70,000 for their board and committee service. The chair of the Audit Committee receives an additional annual retainer of $10,000. The chairs of the Compensation Committee and the Governance and Stockholder Relations Committee each receive an additional annual retainer of $5,000.

Compensation for other activities designated by the chairman of the board is $1,000 per day. In 2004, the company made payments (an aggregate of $4,925) relating to premiums for life, medical, dental, travel and accident insurance policies covering non-employee directors.

Under the terms of the Texas Instruments 2003 Director Compensation Plan, which was approved by stockholders in April 2003, non-employee directors receive the following additional compensation:

Stock Options.    Non-employee directors are annually granted a 10-year option to purchase 15,000 shares of the company’s common stock. The purchase price of the shares is 100% of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of the company.

Restricted Stock Units.    New non-employee directors are granted 2,000 restricted stock units, each representing one share of company common stock. The restricted stock units provide for issuance of company common stock at the time of retirement from the board, or upon earlier termination of service from the board after completing eight years of service or because of death or disability.

Deferral Election.    Subject to some limitations, directors can choose to have all or part of their cash compensation deferred until they leave the board (or certain other specified times). The deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from the company at a rate (currently based on published interest rates on certain corporate bonds) determined by the Governance and Stockholder Relations Committee. Stock unit accounts fluctuate in value with the underlying shares of company common stock, which will be issued after the deferral period.

TI has arrangements with certain customers whereby TI’s employees may purchase specific products containing TI manufactured components at discounted pricing. Under these arrangements, directors are entitled to participate on the same terms and conditions available to employees. Certain directors participated in one or more of these programs during the preceding year.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

Each director whose service commenced prior to June 20, 2002, is eligible to participate in the company’s Director Award Program. This program was established to promote the company’s interest in supporting charitable institutions. Under the program, the company may contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by the company. The contributions will be made in five annual installments of $100,000 each following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

On May 1, 2004, Mr. Templeton became the president and chief executive officer of the company. Mr. Engibous, who had been serving as chairman, president and chief executive officer, continued as chairman of the company.

The following table shows the compensation of each individual who served as the company’s chief executive officer in 2004 and each of the four other most highly compensated executive officers for services in all capacities to the company in 2002, 2003 and 2004, except as otherwise indicated.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards (2)	Stock Options (in Shares)	Long-Term Incentive Plan Payouts	All Other Compensation (3)
R.K. Templeton	2004	$770,001	$1,400,000	$94,709	$3,248,000	700,000	0	$201,339
President & Chief	2003	$641,250	$600,000	$83,568	0	1,000,000	0	$85,345
Executive Officer	2002	$600,000	$350,000	$17,808	0	625,000	0	$66,752

T.J. Engibous	2004	$516,667	$550,000	$8,672	0	300,000	0	$139,944
Chairman	2003	$895,000	$800,000	$154,848	0	1,300,000	0	$47,974
	2002	$840,000	$500,000	$95,799	0	1,050,000	0	$87,410

G. Delfassy	2004	$388,170	$600,000	—	$1,624,000	150,000	0	$118,189
Senior Vice	2003	$364,070	$400,000	—	0	300,000	0	$56,920
President	2002	$299,050	$250,000	$48,881	$4,678,000	400,000	0	$27,807

G.A. Lowe	2004	$346,040	$500,000	—	$974,400	150,000	0	$66,190
Senior Vice	2003	$295,570	$300,000	—	0	300,000	0	$4,020
President	2002	$224,400	$180,000	—	$2,287,500	125,000	0	$14,636

K.J. Ritchie (4)	2004	$355,000	$500,000	—	$974,400	150,000	0	$66,135
Senior Vice
President

T. Wroe, Jr.	2004	$348,370	$450,000	—	0	75,000	0	$70,902
Senior Vice	2003	$327,500	$300,000	—	0	120,000	0	$25,320
President	2002	$300,000	$250,000	—	0	50,000	0	$25,320

(1)	The board of directors has determined that for security reasons, it is in the company’s interest to require the chief executive officer to use company aircraft for personal air travel. For a portion of the year, the board imposed the same security requirement on the chairman. The amount shown for Mr. Templeton includes $73,510 incremental cost of company-required personal use of aircraft. The incremental cost the company incurred for company-required use of company aircraft by Mr. Engibous fell below the $50,000 reporting threshold. The amounts shown for Mr. Templeton and Mr. Engibous include $11,743 and $8,672, respectively, for reimbursement of a portion of the tax related to the incremental cost of company-required personal use of aircraft. The amount shown for Mr. Delfassy for 2002 is for tax equalization payments related to an expatriate assignment prior to 2000. The dollar value of perquisites and other personal benefits for Mr. Delfassy during 2003 and 2004, and for Messrs. Lowe, Ritchie and Wroe for all reported years, was less than the established reporting threshold.

(2)	As of December 31, 2004, the aggregate restricted stock unit holdings of the named executive officers were as follows:

Name	Aggregate Value of Holdings	Number of Shares
R.K. Templeton	$5,416,400	220,000
T.J. Engibous	$1,418,112	57,600
G. Delfassy	$6,155,000	250,000
G.A. Lowe	$3,816,100	155,000
K.J. Ritchie	$2,215,800	90,000
T. Wroe, Jr.	$0	0

Dividend equivalents are paid on restricted stock units at the same rate as dividends on the company’s common stock. The restricted stock units for Mr. Engibous were awarded in 1996. Payments under the award to Mr. Engibous are based primarily on the extent to which the company met certain performance goals during the five-year period ending December 31, 2001, but the amounts generally are payable only if Mr. Engibous remains employed by the company for a period of ten years from the date of the award.

(3)	During 2004, the company made payments in the amount of $43,954 for an executive life insurance policy for Mr. Engibous. The company also made payments in connection with travel and accident insurance policies in the amount of $20 for each of the executive officers named in the summary compensation table.

During 2004, the company made matching contributions to 401(k) accounts in the amount of $4,100 for Messrs. Engibous, Lowe, Ritchie and Wroe and $8,200 for Messrs. Templeton and Delfassy.

For 2004, the named executive officers received the following cash profit sharing payments: Mr. Templeton, $119,119; Mr. Engibous, $79,928; Mr. Delfassy, $60,050; Mr. Lowe, $53,532; Mr. Ritchie, $54,919; and Mr. Wroe, $66,782.

During 2004, the company made contributions under its defined contribution retirement plan in the amount of $4,100 for Messrs. Templeton and Delfassy. The company accrued additional amounts of $69,900 and $34,990 for the benefit of Messrs. Templeton and Delfassy, respectively, to offset Internal Revenue Code limitations on amounts that could be contributed to the defined contribution retirement plan.

The following named executive officers received payments for unused vacation time that could not be carried forward into 2005: Mr. Engibous, $11,942; Mr. Delfassy, $10,829; Mr. Lowe, $8,538; and Mr. Ritchie, $7,096.

(4)	Mr. Ritchie became an executive officer of the company in 2004.

Table of Option Grants in 2004

The following table shows stock options granted to the named executive officers in 2004. Additionally, in accordance with the rules of the SEC, the table shows the hypothetical gains or option spreads that would exist for the options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The options have a 10-year term and generally become exercisable over the first four years of the term. Following termination of employment, an optionee generally has 30 days to exercise vested options unless the optionee has 20 years of service with TI or is otherwise retirement eligible, in which case the options continue to vest and are exercisable over their full term. Beginning with options granted in February 2003, if an optionee terminates employment following 20 years of credited service but is not retirement eligible, the options continue to full term but only to the extent vested at the time of termination. The options become fully exercisable in the event of a change in control (as defined in the options) of the company. The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
					5%		10%
Name	Options Granted (in Shares) (1)	% Of Total Options Granted To Employees In 2004	Exercise Price (per Share)	Expiration Date	Stock Price (per Share)(2)	Gain	Stock Price (per Share)(2)	Gain
R.K. Templeton	700,000	2.39%	$32.39	01/14/2014	$52.76	$14,259,000	$84.01	$36,134,000
T.J. Engibous	300,000	1.02%	$32.39	01/14/2014	$52.76	$6,111,000	$84.01	$15,486,000
G. Delfassy	150,000	0.51%	$32.39	01/14/2014	$52.76	$3,055,500	$84.01	$7,743,000
G.A. Lowe	150,000	0.51%	$32.39	01/14/2014	$52.76	$3,055,500	$84.01	$7,743,000
K.J. Ritchie	150,000	0.51%	$32.39	01/14/2014	$52.76	$3,055,500	$84.01	$7,743,000
T. Wroe, Jr.	75,000	0.26%	$32.39	01/14/2014	$52.76	$1,527,750	$84.01	$3,871,500

(1)	These nonqualified options were granted under a stockholder-approved plan on January 14, 2004, and become exercisable in four equal annual installments beginning on January 14, 2005.

(2)	The price of TI common stock at the end of the 10-year term of the stock options granted on January 14, 2004, would be $52.76 at a 5% annual appreciation rate and $84.01 at a 10% annual appreciation rate.

Table of Option Exercises in 2004 and Year-End Option Values

The following table lists the number of shares acquired and the value realized as the result of option exercises in 2004 by the named executive officers. It also includes the number and value of the exercisable and unexercisable options as of December 31, 2004. The table contains values for “in-the-money” options, meaning those having a positive spread between the year-end share price of $24.62 and the exercise price.

			Number of Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R.K. Templeton	0	$0	2,790,000	1,990,000	$15,075,288	$7,127,813
T.J. Engibous	0	$0	3,919,000	2,073,000	$12,681,875	$8,794,125
G. Delfassy	55,000	$902,344	552,500	647,500	$478,500	$2,166,500
G.A. Lowe	25,000	$475,750	420,000	495,000	$997,000	$2,113,500
K.J. Ritchie	0	$0	393,850	456,250	$1,772,913	$1,870,238
T. Wroe, Jr.	50,000	$1,088,600	263,625	212,875	$1,718,750	$885,150

Pension Plan Table

The table below shows the approximate annual benefits relating to the company’s U.S. pension plan that would be payable as of December 31, 2004, to employees in higher salary classifications for the average credited earnings and years of credited service indicated. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

In 1997, the company’s U.S. employees were given the option of continuing to participate in the pension plan or participating in a new defined contribution retirement plan. Mr. Templeton chose to participate in the new plan. Accordingly, his benefits under the pension plan (discussed in footnote 1) were frozen as of December 31, 1997. Contributions to the defined contribution retirement plan for Mr. Templeton’s benefit are included in the summary compensation table. Mr. Delfassy transferred to the company’s U.S. payroll in 1999 and participates in the defined contribution retirement plan. Contributions to the plan for Mr. Delfassy’s benefit are included in the summary compensation table.

	Estimated Annual Benefits Under Pension Plan for Specified Years of Credited Service (2)(3)
Average Credited Earnings (1)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$ 500,000	107,640	143,520	179,400	215,280	251,160	288,660	326,160
$1,000,000	220,140	293,520	366,900	440,280	513,660	588,660	663,660
$1,500,000	332,640	443,520	554,400	665,280	776,160	888,660	1,001,160
$2,000,000	445,140	593,520	741,900	890,280	1,038,660	1,188,660	1,338,660
$2,500,000	557,640	743,520	929,400	1,115,280	1,301,160	1,488,660	1,676,160
$3,000,000	670,140	893,520	1,116,900	1,340,280	1,563,660	1,778,660	2,013,660

(1)	The average credited earnings is the average of the five consecutive years of highest earnings.

At December 31, 2004, the below named executive officers were credited with the following years of credited service and had the following average credited earnings:

Name	Years of Service	Average Credited Earnings
R.K. Templeton*	16	$536,761
T.J. Engibous	27	$2,138,922
G.A. Lowe	19	$494,022
K.J. Ritchie	25	$499,681
T. Wroe, Jr.	32	$551,500

*As of December 31, 1997.

(2)	If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA’s restrictions will be paid by the company.

(3)	The benefits under the pension plan are computed as a single life annuity beginning at age 65.

The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989, to comply with Social Security integration requirements. The integration offset is $4,860 for 15 years of credited service, $6,480 for 20 years of credited service, $8,100 for 25 years of credited service, $9,720 for 30 years of credited service, $11,340 for 35 years of credited service, $11,340 for 40 years of credited service and $11,340 for 45 years of credited service.

Equity Compensation Plan Information

The following table sets forth information about the company’s equity compensation plans as of December 31, 2004:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	196,161,653	(1)	$26.64	(2)	67,472,156	(3)
Equity Compensation Plans Not Approved by Security Holders	43,886,990	(4)	$24.52	(2)	196,696,488	(5)
Total	240,048,643		$26.25		264,168,644

(1)	Includes shares of TI common stock to be issued under the Texas Instruments 2000 Long-Term Incentive Plan and predecessor plans, the Texas Instruments 2003 Director Compensation Plan and the TI Employees 2002 Stock Purchase Plan.
Excludes the following:

•	4,326,303 shares of TI common stock to be issued upon exercise of outstanding options originally granted under the Burr-Brown Corporation 1993 Stock Incentive Plan, a plan approved by the stockholders of Burr-Brown Corporation. The options were assumed by the company in connection with the acquisition of Burr-Brown Corporation; and

•	424,642 shares of TI common stock to be issued upon exercise of outstanding options originally granted under the Radia Communications, Inc. 2000 Stock Option/Stock Issuance Plan, a plan approved by the stockholders of Radia Communications, Inc. The options were assumed by the company in connection with the acquisition of Radia.

(2)	Restricted stock units, and stock units credited to directors’ deferred compensation accounts, are settled for shares of TI common stock on a one-for-one basis. Accordingly, such units have been excluded for purposes of computing the weighted-average exercise price.

(3)	Shares of TI common stock available for issuance under the Texas Instruments 2000 Long-Term Incentive Plan, the Texas Instruments 2003 Director Compensation Plan and the TI Employees 2002 Stock Purchase Plan.

(4)	Includes shares to be issued under the Texas Instruments 2003 Long-Term Incentive Plan, a plan for non-management employees; executive officers and approximately 250 managers of the company are ineligible to receive awards under the plan. The plan authorizes the grant of: (1) stock options, (2) restricted stock and restricted stock units, (3) performance units and (4) other awards (including stock appreciation rights) valued in whole or in part by reference to or otherwise based on common stock of the company. The plan is administered by a board committee appointed by the board of directors consisting entirely of independent directors (the Committee). The Committee has the sole discretion to grant to eligible participants one or more equity awards and to determine the number or amount of any award. Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, and except as a result of an adjustment event such as a stock split, the exercise price under any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award under the plan will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award.

Also includes shares to be issued under the Texas Instruments Directors Deferred Compensation Plan, the Texas Instruments Restricted Stock Unit Plan for Directors and the Texas Instruments Stock Option Plan for Non-Employee Directors. These plans were replaced by the Texas Instruments 2003 Director Compensation Plan, and no further grants will be made under them.

(5)	Shares of TI common stock available for issuance under the Texas Instruments 2003 Long-Term Incentive Plan. Stockholders have approved all other equity compensation plans of the company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 2004:

The Compensation Committee of the board of directors (the Committee) determines the compensation of the Chairman, CEO and other executive officers of the company. The Committee consists solely of independent members of the board, meets on a scheduled basis and reports its activities to the board. To assist it in administration of the company’s executive compensation program, the Committee has authority to retain independent experts and advisors. In 2004, the Committee retained an independent consultant to advise it on market practices relating to compensation. A copy of the Committee’s charter appears on the company’s web site at www.ti.com/corporategovernance.

Compensation Strategy

The goal of the company’s executive compensation program is to attract, motivate and retain the executives who are critical to the company’s success. This program also holds executive officers accountable for their own and for the company’s performance, and aligns the interests of executive officers with the interests of stockholders. The company’s compensation strategy is that the total value of compensation delivered to executive officers be highly variable based on individual and company performance.

The components of the executive compensation program are cash compensation (consisting of base salaries and bonuses for performance) and long-term compensation (consisting of equity awards, such as stock options and restricted stock units). Performance bonuses are awarded under the Texas Instruments Executive Officer Performance Plan, which stockholders approved in April 2002. Equity awards to executive officers are granted under the Texas Instruments 2000 Long-Term Incentive Plan, which stockholders approved in April 2000.

Total cash compensation is targeted at a level commensurate with the company’s relative performance and the individual’s contribution to that performance. Base salary is determined primarily by competitive pay practices and individual performance. Cash bonuses are used to set total cash compensation at the targeted level.

If the company performs above competitor companies on the performance measures described in the following section, the executive officers will receive total cash compensation that is above the market median. If the company performs worse than competitor companies, executive officers will receive total cash compensation that is below the market median. The Committee has demonstrated its willingness to vary cash compensation with performance by setting executive bonuses at zero for 1997 and 2001.

Members of the company’s executive team are highly regarded and sought after in the semiconductor and other high-technology industries, and the Committee’s actions are intended to retain the strong, capable executive team. To promote retention and align executive officers’ interests more closely with those of stockholders, the Committee grants long-term equity compensation. In the past, stock options have been the primary vehicle for long-term compensation of the company’s executives. During 2004, the Committee reviewed its long-term compensation practices and determined that it would be appropriate to shift toward granting a mix of stock options and restricted stock units. The Committee will continue to review its compensation practices and make any further adjustments that it believes appropriate, keeping in mind the company’s priorities, stockholder interests and market practices.

In determining long-term awards, the Committee considers the performance of the executive officer and the retention value of the long-term compensation that already has been granted to the individual, as well as the median number of shares and equity value granted by competitor companies to similarly situated executive officers.

Stock options are granted at 100 percent of fair market value on the date of grant, have a 10-year term, and become exercisable in four equal annual installments starting one year after grant. Any value actually realized by an executive officer from an option grant depends solely upon price increases in TI common stock benefiting all stockholders.

Restricted stock units are awarded to increase the retention value for certain executive officers. Restricted stock units are designated in shares of TI common stock and generally vest 4 years from the date of grant. Until vesting, the grantee receives an annual cash payment equivalent to the dividends paid on the number of shares under the grant. Following vesting, the restricted stock units are paid to the grantee in shares of TI common stock.

To further strengthen the alignment of executive officers’ interests with those of stockholders, the company also has stock ownership guidelines for the company’s executive officers. The guideline for the Chairman and the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have 5 years from their election as executive officers to reach these targets.

Reflecting the company’s culture of respect and value for all employees, the benefits received by executive officers are generally the same as those of other employees. For example, executive officers, together with other employees, are eligible for medical and life insurance, a pension plan, a 401(k) plan into which the company makes matching contributions, and an employee stock purchase plan that allows participants to purchase up to $25,000 of TI stock annually at a discount. Any U.S. employee whose base salary exceeds a certain level (currently $125,000 per year) may defer compensation. All employees are eligible to participate in the company’s broad-based profit sharing program. Under this program, cash payments are made to employees, including executive officers, if the company meets specified performance goals. Together with other U.S. employees, executive officers also participate in a nonqualified supplemental retirement plan, into which amounts are credited that ordinarily would be contributed by the company under the pension and 401(k) plans, but for limitations under the Internal Revenue Code. Upon retirement executive officers receive benefits, such as a pension and retiree medical benefits, under the same terms as other retirees. The company does not offer post-employment benefits to executive officers except as described above. The company does not have employment agreements with any of the executive officers.

The few benefits available only to executive officers are the following: financial planning advice at a cost of up to $8,000 annually for each executive officer; home-security systems for certain executive officers; and an executive life insurance policy for Mr. Engibous. Together with other senior executives, the executive officers are eligible for a company-paid annual physical. The board of directors determined that for security reasons, it was in the company’s interest to require the CEO to use company aircraft for personal air travel. The company reimburses the CEO for a portion of the tax expense that he incurs as a result of that requirement.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance based compensation) exceeds $1 million. The Committee’s policy is to award executive compensation that meets the Section
162(m) deductibility requirements, but the Committee exercises its discretion to award non-deductible compensation when it considers it in the best interests of the company and stockholders to do so.

Equity Dilution

In granting equity compensation, the Committee’s goal is that net annual dilution from its equity compensation practices not exceed 2 percent. For this purpose, “net annual dilution” means the number of shares under equity awards granted by the Committee each year to all employees (net of award forfeitures), as a percentage of the shares of the company’s outstanding common stock. Equity awards granted by the Committee in 2004 resulted in net annual dilution of 1.4 percent.

Performance Measures and Decision-Making Process

The company performance measures used by the Committee in determining executive compensation for 2004 were:

•	the absolute one-year and multi-year company performance as measured by market share, revenue growth, profit from operations and total shareholder return;

•	one-year and multi-year performance on the same measures as compared with semiconductor competitors;

•	one-year performance on the same measures as compared with other high-technology companies; and

•	the company’s progress toward its strategic goals.

While many of the companies against which the Committee measures TI’s performance (the “competitor companies”) are included in the S&P Information Technology Index appearing in the graph regarding total shareholder return on page 23, some are not in the index.

To make its decisions on executive compensation, the Committee reviewed in detail each of the performance measures above, reviewed compensation market data and received input on competitive compensation practices from its independent compensation consultant.

The Chairman and the CEO provided the entire board of directors with an assessment of their own performance with respect to the performance measures listed above, which the board considered in its assessment of their performance for 2004. The CEO reviewed the performance of the other executive officers with the Committee and made recommendations to the Committee regarding the components of their compensation.

Before making its compensation decisions, the Committee discussed levels of compensation for the Chairman, the CEO and the other executive officers with the full board of directors in an executive session attended solely by the independent directors.

Compensation Determinations

In 2004, TI grew its Semiconductor revenue faster than 75 percent of the semiconductor competitor companies, gaining share for the third consecutive year in the total semiconductor market (excluding commodity memory, which the company does not make). TI also gained market share in each of its key product categories of Analog and DSP, as well as in the major end-equipment categories of wireless, broadband and digital television, into which the company’s semiconductors are sold.

Profit from operations more than doubled in 2004, reflecting strong growth in TI’s markets and the company’s gains in market share. As a percent of revenue, profit from operations improved 8 percentage points over the prior year, but was about median compared with the semiconductor competitor companies as TI continued to invest heavily in research and development for future products.

Total shareholder return, which declined 16 percent following a year in which it increased 96 percent, was above median compared to the semiconductor competitor companies.

With regard to progress toward strategic goals, TI improved its product and technology positions with new industry-leading offerings; strengthened its relationships with customers as evidenced by the gains in market share; and further improved the health of its balance sheet by adding almost $700 million to the company’s total cash. The board of directors authorized the company to return some of this cash to stockholders with an increase in the dividend and a $1 billion stock repurchase, which began in the fourth quarter of 2004. In January 2005, the board authorized the repurchase of an additional $2 billion of TI stock.

The achievements of 2004 followed improvements in 2003, when the company increased its market share, improved profit from operations but at lower absolute levels than in 2004, and delivered total shareholder return in the top one-third of the semiconductor competitor companies.

Taking into account the company’s performance and the executive officers’ contributions to that performance, the Committee set its targeted compensation levels so as to be commensurate with that relative performance.

In January 2004, Mr. Templeton was elected President and CEO of the company, effective May 1, 2004. Mr. Templeton succeeded Mr. Engibous, who led the company for eight years through its transition to becoming a leader in digital signal processing and analog technologies. Mr. Engibous continues to serve as Chairman. In that role, he has continued to work with TI’s major customers and constituencies and helped guide the company’s strategic direction.

Given the company’s performance, both absolute and relative to competition, as well as the CEO transition, the Committee made the following determinations for 2004 with respect to each component of compensation for the executive officers:

Base Salary—In keeping with its strategy of weighting more of total compensation to performance-based components, the Committee’s base salary decisions in 2004 were generally intended to provide salaries somewhat lower than the median level of salaries for similarly situated executive officers of competitor companies, or of divisions within competitor companies, of similar size (in terms of total revenue and market capitalization). The amounts set for base salary for Mr. Templeton and for Mr. Engibous, which were stated in the Compensation Committee Report last year, reflect the CEO transition. Mr. Templeton’s salary was set at $665,000 until May 1, 2004. At that time, it was adjusted to $825,000, which was below the median annual salary of CEOs of competitor companies. Mr. Engibous’ annual salary was set at the same level as 2003 ($900,000) until May 1, 2004, at which time it was reduced to $325,000. In setting Mr. Engibous’ salary as Chairman, the Committee considered his more limited role after May 1, 2004, the annual salaries of other TI executive officers, and the annual salaries of employee-chairmen of competitor companies.

Performance Bonus—The Committee granted annual performance awards to be commensurate with the total annual cash compensation of executive officers in similarly performing competitor companies. The Committee took into account the amount paid to executive officers under the company’s broad-based profit sharing program and set bonus amounts to bring total annual cash compensation to targeted levels. As a result, Mr. Templeton received a cash bonus of $1,400,000. Considering the CEO transition, the Committee used the same criteria in setting the bonus for Mr. Engibous as it used to set Mr. Templeton’s bonus. Mr. Engibous received a cash bonus of $550,000.

Long-Term Compensation—The Committee made long-term compensation decisions in January 2004. Considering Mr. Templeton’s continuing contribution to the company’s performance and execution of its strategic plan, the Committee granted Mr. Templeton options for 700,000 shares and 100,000 restricted stock units, as reported in the Compensation Committee Report last year. The restricted stock units vest in four years. The equity compensation awards for Mr. Templeton were set to create a total long-term compensation opportunity comparable to those of CEOs of competitor companies. As was also reported in the Compensation Committee Report last year, the Committee awarded Mr. Engibous options for a total of 300,000 shares. In setting the equity compensation award for Mr. Engibous, the Committee considered his more limited role beginning May 1, 2004, the performance awards to other TI executive officers, and the performance awards to employee-chairmen of competitor companies. The value to be realized by Mr. Templeton and Mr. Engibous from their long-term compensation will depend solely on the long-term performance of the company.

Wayne R. Sanders, Chair     Daniel A. Carp     Ruth J. Simmons

COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares TI’s total shareholder return with the S&P 500 Index and the S&P Information Technology Index over a five-year period, beginning December 31, 1999, and ending December 31, 2004. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 Index and the S&P Information Technology Index. It also assumes reinvestment of all dividends.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, the company’s management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to the company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the firm’s independence, and has discussed with Ernst & Young the firm’s independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2004 for filing with the SEC.

James R. Adams, Chair	Carrie S. Cox
Gerald W. Fronterhouse	Pamela H. Patsley

PROPOSAL TO RATIFY
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed Ernst & Young LLP to be the company’s independent registered public accounting firm for 2005.

The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The company has paid fees to Ernst & Young for the services described below:

Audit Fees.    Ernst & Young’s Audit Fees were $6,903,000 in 2004 and $4,947,000 in 2003. The services provided in exchange for these fees were our annual audit and review of interim financial statements, and the firm’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees.    In addition to the Audit Fees, the company paid Ernst & Young $471,000 in 2004 and $599,000 in 2003 for assurance and other services related to Ernst & Young’s provision of annual audit services and review of interim financial statements. The services provided in exchange for these fees included employee benefit plan audits, Sarbanes-Oxley Section 404 consultations, agreed-upon procedures at a TI subsidiary, access to Ernst & Young’s online research tool, and an environmental certification audit.

Tax Fees.    Ernst & Young’s fees for professional services rendered for tax compliance, tax advice and tax planning were $1,251,000 in 2004 and $2,366,000 in 2003. The services provided in exchange for these fees were expatriate tax preparation, preparation of non-U.S. tax returns and tax consultations.

All Other Fees.    Ernst & Young’s fees for all other professional services rendered were $30,000 in 2004 and $457,000 in 2003. The services provided in exchange for these fees were expatriate administration services, executive financial planning services, audit services for the TI Foundation and wireless network security testing services.

Pre-approval Policy.    The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the Director of Internal Audits will present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee will review and, as it deems appropriate, pre-approve those services. The services and estimated fees are to be presented to the Audit Committee for consideration in the following categories: Audit, Audit-related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). For each service listed in those categories, the Committee is to receive detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may also revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

The Audit Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair is to report pre-approval decisions to the Audit Committee and seek ratification of such decisions at the Audit Committee’s next scheduled meeting.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2005.

PROPOSAL TO APPROVE THE TI EMPLOYEES 2005 STOCK PURCHASE PLAN

The full text of the proposed TI Employees 2005 Stock Purchase Plan is shown on Exhibit B to this proxy statement. The principal features of the Plan are summarized below. The terms of the Plan are substantially similar to those of the TI Employees 2002 Stock Purchase Plan that was approved by stockholders at TI’s 2002 Annual Meeting of Stockholders. The TI Employees 2005 Stock Purchase Plan has been slightly modified from the TI Employees 2002 Stock Purchase Plan to give the Compensation Committee of the board of directors greater flexibility in administering the Plan.

Plan Provisions.    Each year during the term of the TI Employees 2005 Stock Purchase Plan, unless the Compensation Committee determines otherwise, TI will make one or more offers to each eligible employee of options to purchase TI common stock through voluntary payroll deductions. Each eligible employee will be entitled to purchase up to a number or dollar amount of shares as the Compensation Committee may determine (but not exceeding the amount specified in Section 423(b) of the Internal Revenue Code) for any offering. The option price for each offering will be determined by the Compensation Committee and will not be less than (1) 85% of fair market value on the date of grant or (2) 85% of fair market value on the date the option is exercised, whichever is lower. The date of grant will be as determined by the Compensation Committee. The fair market value of TI stock will be determined by such method or procedure as established by the Compensation Committee.

The expiration date of the options will be determined for each offering by the Compensation Committee but will not in any event be later than 27 months from the date of grant of the option. The term of an option will consist of an Enrollment Period, a Payroll Deduction Period and an Exercise Day. The beginning and ending dates of each Enrollment Period and Payroll Deduction Period and the date of each Exercise Day will be determined by the Compensation Committee. Generally, the election to participate will automatically renew for each subsequent offering until cancelled by the employee. The employee’s election to participate in the offering will indicate the number or dollar amount of shares, as applicable, for which such employee wishes to participate and will authorize payroll deductions to be made over the Payroll Deduction Period. During the Payroll Deduction Period, the Committee may allow participants to cancel or reduce (or both) their payroll deduction authorizations. After completion of the Payroll Deduction Period the option will be automatically exercised on the Exercise Day.

No more than 40,000,000 shares of TI common stock may be sold pursuant to the TI Employees 2005 Stock Purchase Plan, subject to adjustments as described below. Up to 3,000,000 additional shares of TI common stock that were authorized for sale under the TI Employees 2002 Stock Purchase Plan and that remain available for sale on the effective date of the TI Employees 2005 Stock Purchase Plan may be sold pursuant to the TI Employees 2005 Stock Purchase Plan. No offerings under the TI Employees 2002 Stock Purchase Plan will be made following the completion of any offering pending on the effective date of the TI Employees 2005 Stock Purchase Plan. In the event that the Compensation Committee determines that an adjustment is appropriate by reason of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the company, issuance of warrants or other rights to purchase shares or other securities of the company, or other similar corporate transaction or event, it shall adjust any or all of (1) the number and type of shares that may be made subject to options, (2) the number and type of shares subject to outstanding options, and (3) the grant, purchase or exercise price with respect to any option.

Either authorized and unissued shares or issued shares reacquired by the company may be made subject to options under the Plan. Any shares not purchased prior to the termination of an option may be again subjected to an option under the Plan. An employee will not be granted an option under the Plan if the employee, immediately after the option is granted, owns stock having 5% or more of the total combined voting power or value of all classes of stock of the company. No employee will be granted an option that permits the employee to accrue rights to purchase stock under all employee stock purchase plans of the company at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time under the Internal Revenue Code) of fair market value of such stock (determined at the date of grant) for each calendar year in which the option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Internal Revenue Code. No offering may be made under the Plan after April 21, 2015.

On or prior to the date of grant, the Compensation Committee will determine the effect of an employee’s termination of employment during the term of the offering. An option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the employee to whom granted, may be exercised only for the benefit of the employee.

All shares purchased under an option will be paid for in full at the time the option is exercised by transfer of the purchase price from the employee’s payroll deduction account.

Plan Benefits.    Each executive officer qualifies for participation under the Plan and may be eligible to annually purchase up to $25,000 worth of the company’s stock at a discount below the market price. However, participation in the Plan is voluntary and dependent upon each executive officer’s election to participate, and the benefit of participating will depend on the terms of the offerings (if any) and fair market value of the stock on the Exercise Day. Accordingly, future benefits that would be received by the executive officers and other eligible employees under the proposed Plan are not determinable at this time.

Tax Consequences.    The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. However, TI does not undertake to maintain such status throughout the term of the Plan.

In accordance with SEC rules, the following description of tax matters relating to the TI Employees 2005 Stock Purchase Plan is provided. In general, a participant has no taxable event at the time of grant of an option or at the time of exercise of an option, but will realize taxable income at the time the participant sells the shares acquired under the Plan.

If the participant observes certain holding period requirements, the participant’s gain on sale will generally be taxed at capital gains rates, except that in certain circumstances a portion of the participant’s gain will be treated as ordinary income. Those circumstances will generally occur if the exercise price of the shares is established as a percentage less than 100% of the fair market value of the shares at the beginning of the offering period, or if at the beginning of the period it is unknown what the exercise price will be, for example, if the exercise price can be determined only on the Exercise Day. The participant’s ordinary income will not be greater than the excess, if any, of the fair market value of the shares at the time of grant over the exercise price (or, if lower, the actual proceeds of sale over the actual purchase price of the shares). If the exercise price is a function of the value of the shares on the Exercise Day, the exercise price will be determined as if the option was exercised at the time of grant for purposes of calculating this limit. If the participant sells the shares only after satisfying the holding period requirements, the company will not be entitled to a deduction.

If the participant sells the shares before satisfying the holding period requirements, then the participant will realize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the Exercise Day. The company will be entitled to a corresponding deduction. The remainder of the proceeds of sale will be taxed at capital gains rates.

The board of directors recommends a vote “FOR” the TI Employees 2005 Stock Purchase Plan.

PROPOSAL TO REAPPROVE THE MATERIAL TERMS OF THE
PERFORMANCE GOALS UNDER THE TEXAS INSTRUMENTS 2000 LONG-TERM
INCENTIVE PLAN

The board asks stockholders to reapprove the material terms of performance goals that may apply to awards under the Texas Instruments 2000 Long-Term Incentive Plan (“2000 Plan”). Stockholders approved the 2000 Plan at the company’s annual meeting of stockholders in April 2000. Reapproval of the material terms of the performance goals is needed under Section 162(m) of the Internal Revenue Code if TI is to preserve its ability to take a federal tax deduction for certain compensation awards.

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other most highly compensated officers. The deduction limit does not apply to “qualified performance-based compensation.” Stock options granted under the 2000 Plan are considered qualified performance-based compensation because, among other things, the 2000 Plan was approved by stockholders and the stock options are granted at no less than fair market value on the grant date. (The same would be true for stock appreciation rights, if TI were to grant them under the 2000 Plan.) However, other types of awards, such as restricted stock units, must satisfy additional requirements. Specifically, the awards must be subject to performance goals, the “material terms” of which have been approved by stockholders within 5 years before the grant date.

Because almost 5 years have passed since approval of the 2000 Plan, the board is submitting this proposal to stockholders for reapproval of the material terms of performance goals set forth in the plan (the “Performance Goals”). If stockholders fail to approve the proposal, the company will still be able to make awards under the 2000 Plan, but awards (other than stock options and stock appreciation rights) will be subject to the deduction limit under Section 162(m).

A copy of the 2000 Plan is included as Exhibit C to this proxy statement. Capitalized terms used but not defined in this proposal have the same meaning as in the 2000 Plan. Share amounts below reflect an adjustment for a stock split in 2000, as permitted under the 2000 Plan.

Material Terms of Performance Goals under the 2000 Plan

Awards under the 2000 Plan may be granted to employees of the company and its subsidiaries and affiliates. Directors who are not employees of the company are not eligible to participate in the 2000 Plan.

Under the 2000 Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee of the company’s board of directors (the “Committee”), which consists exclusively of independent directors, determines that such awards are in the best interest of the company and its stockholders. Performance goals for awards will be determined by the Committee and will be designed to support TI’s business strategy and align executives’ interests with stockholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) will be subject to performance goals based on one or more of the following business criteria as applied, in the Committee’s discretion, to the company as a whole or a business unit of the company: Cash Flow, Cycle Time Improvement, Earnings Per Share, EBITDA, Manufacturing Process Yield, Market Share, Net Revenue Per Employee, Profit from Operations, Profit from Operations Dollar Growth, Profit from Operations Percentage Growth, Return on Capital, Return on Common Equity, Return on Net Assets, Revenue Growth or Total Stockholder Return.

Under the 2000 Plan, no award (other than a stock option or grant of stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) may exceed $5,000,000 or, if denominated in shares, 4,000,000 shares. (To date, the Committee has made no award above 200,000 shares other than stock options.) Additionally, the 2000 Plan contains an aggregate limit of 13,400,000 shares over the life of the 2000 Plan for all stock-based awards other than stock options.

Summary of Other Features of the 2000 Plan

The summary below is intended to provide context for the Performance Goals that stockholders are being asked to reapprove.

Under the 2000 Plan, the number of shares of common stock authorized for issuance is 120,000,000 shares plus any shares remaining available to be granted under the company’s 1996 Long-Term Incentive Plan on the effective date of the 2000 Plan. The number of authorized shares may be adjusted in the case of a stock split, acquisition or similar event described in Section 5(e) of the 2000 Plan. As of December 31, 2004, 102,617,256 shares have been issued and 60,188,310 shares remain available for issuance under the 2000 Plan. No individual may receive stock option awards for more than 2,000,000 shares in any year. Other forms of equity compensation are subject to limitations described above.

The Committee has the sole discretion to administer the 2000 Plan, to grant awards under the 2000 Plan and determine the terms, timing, transferability and method of exercise of awards, as applicable.

Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, and except as a result of an adjustment event specified in Section 5(e), stock-based awards under the 2000 Plan will not have a grant or exercise price (or equivalent) of less than 100% of fair market value of the stock on the date the Committee makes the award. Determinations of fair market value under the 2000 Plan are made in accordance with methods or procedures established by the Committee.

No awards may be granted under the 2000 Plan after April 20, 2010, the tenth anniversary of the effective date of the 2000 Plan.

The board of directors may amend, alter, discontinue or terminate the 2000 Plan or any portion of the plan any time. However, stockholder approval must be obtained for any plan adjustment that would increase the number of shares available for awards except as permitted by Section 5(e) of the plan.

Tax Matters

In accordance with SEC rules, the following description of tax matters relating to the 2000 Plan is provided. In general, a participant has no taxable event at the time of grant of an option, but will realize ordinary income at the time of exercise in an amount equal to the difference between the exercise price and the fair market value of the stock at the time of exercise. The company will be entitled to a corresponding deduction. In the case of Incentive Stock Options, the participant may not recognize ordinary income at the time of exercise (except for purposes of the alternative minimum tax) if he or she observes certain holding period requirements, in which case when the shares are sold the entire gain over the exercise price will be taxable at capital gains rates, and the company will not be entitled to a deduction. The recipient of a restricted stock unit award has no taxable event at the time of grant, but will realize ordinary income at the time such award is settled in an amount equal to the cash and/or the fair market value of the shares received in such settlement, and the company will be entitled to a corresponding deduction.

The board of directors recommends a vote “FOR” the proposal to reapprove the material terms of the performance goals under the Texas Instruments 2000 Long-Term Incentive Plan.

ADDITIONAL INFORMATION

Voting Securities

As of February 22, 2005, 1,703,016,869 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 22, 2005, may vote at the meeting or any adjournment of the meeting.

Share Ownership of Certain Persons

The following table shows (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the company, and (b) the ownership of the company’s common stock by the named executive officers, and all executive officers and directors as a group. Persons generally “beneficially own” shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2004		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	163,797,020	(1)	9.5%
Barclays entities 45 Fremont Street San Francisco, CA 94105	109,765,834	(2)	6.3%
Richard K. Templeton	3,777,780	(3)	*
Thomas J. Engibous	4,908,894	(3)	*
Gilles Delfassy	1,020,812	(3)	*
Gregg A. Lowe	766,725	(3)	*
Kevin J. Ritchie	667,857	(3)	*
Thomas Wroe, Jr.	381,071	(3)	*
All executive officers and directors as a group	16,785,482	(4)	*

*	Less than 1%
(1)	The company understands that, as of December 31, 2004, Capital Research and Management Company had sole dispositive power with respect to all of the above shares.

(2)	The company understands that, as of December 31, 2004, the following Barclays entities had sole voting power and sole dispositive power with respect to the following numbers of shares:

Name and Address	Sole Voting Power	Sole Dispositive Power
Barclays Global Investors, NA	73,897,979	85,252,187
Barclays Global Fund Advisors	7,221,760	7,999,960
Barclays Global Investors, Ltd.	14,787,063	14,874,463
Barclays Global Investors Japan Trust and Banking Company Limited	1,450,078	1,450,078
Barclays Life Assurance Company Limited	70,194	70,194
Barclays Capital Securities Limited	116,552	116,552
Barclays Private Bank & Trust (Jersey) Limited	1,500	1,500
Barclays Private Bank Limited	900	900

All shares are held by the entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Includes:
(a)	shares subject to acquisition within 60 days through the exercise of stock options by Mr. Templeton, 3,546,250 shares; Mr. Engibous, 4,769,000 shares; Mr. Delfassy, 765,000 shares; Mr. Lowe, 603,750 shares; Mr. Ritchie, 563,850 shares; and Mr. Wroe, 344,375 shares;
(b)	shares credited to 401(k) and profit sharing stock accounts for Mr. Templeton, 11,013 shares; Mr. Engibous, 18,002 shares; Mr. Delfassy, 1,690 shares; Mr. Lowe, 3,431 shares; Mr. Ritchie, 7,731 shares; and Mr. Wroe, 31,967 shares; and
(c)	shares subject to restricted stock unit awards for Mr. Templeton, 220,000 shares; Mr. Engibous, 57,600 shares; Mr. Delfassy, 250,000 shares; Mr. Lowe, 155,000 shares; and Mr. Ritchie, 90,000 shares.

Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership.

(4)	Includes:
(a)	14,928,536 shares subject to acquisition within 60 days through the exercise of stock options;
(b)	141,458 shares credited to 401(k) and profit sharing stock accounts;
(c)	1,250,268 shares subject to restricted stock unit awards; the non-employee directors’ restricted stock units are payable upon a director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors; and

(d)	58,764 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership.

Certain Business Relationships

Joseph F. Hubach, senior vice president, secretary and general counsel of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones Day. The company, whose relationship with Jones Day began before Mr. J. Hubach joined the company, engaged the services of Jones Day during 2004. Mr. F. Hubach provides no services to the company.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the company. The company will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of the company may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Proposals of Stockholders

If you wish to submit a proposal for possible inclusion in the company’s 2006 proxy material, we must receive your notice, in accordance with rules of the SEC, on or before November 11, 2005.

If you wish to submit a proposal at the 2006 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 21, 2006.

All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by the company’s management. To ensure that your suggestions receive appropriate review, the Governance and Stockholder Relations Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 6 for information on contacting the board.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.

Vote Required

The twelve nominees receiving the greatest number of votes cast by those entitled to vote will be elected as directors.

For all other matters submitted at the meeting (i.e., the board proposals to ratify the appointment of the company’s independent registered public accounting firm for 2005, to approve the TI Employees 2005 Stock Purchase Plan and to reapprove the material terms of the performance goals under the Texas Instruments 2000 Long-Term Incentive Plan), an affirmative vote of the majority of the shares present in person or by proxy is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than those listed above. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR or AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. TI has appointed independent inspectors of election to tabulate the voting for the meeting.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 18, 2005, in the manner described in the notice of meeting.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 18, 2005, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. During 2004, all Section 16(a) reports were timely filed.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants.  Stockholders with shares registered directly with Computershare (the company’s transfer agent) and participants who beneficially own shares in a company benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at www.proxyvote.com.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The company has been advised by counsel that the telephone and Internet voting procedures, which have been made available through ADP Investor Communication Services, are consistent with the requirements of applicable law.

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank.  A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder or a participant in a TI benefit plan and would like to enroll, please visit www.computershare.com/us/sc/txnb or call TI Investor Relations at (972) 995-3773 for more information.

Sincerely,

Joseph F. Hubach
Senior Vice President, Secretary and General Counsel

Dallas, Texas
March 11, 2005

EXHIBIT A

STATEMENT OF RESPONSIBILITIES
AUDIT COMMITTEE
THE BOARD OF DIRECTORS
TEXAS INSTRUMENTS INCORPORATED

Purpose

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in its oversight of: the integrity of the Company’s financial reports and other financial information provided by the Company to any governmental or regulatory body or the public, including the Company’s systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s engagement qualifications and independence; and the performance of the Company’s internal audit function and independent auditors.

NOTE: The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. Except to the extent required by the New York Stock Exchange, membership on the Committee does not call for the professional training or technical skills generally associated with career professionals in the fields of accounting and auditing. In addition, the Company’s independent auditors and the internal audit staff have more available time, knowledge and detailed information about the Company than do Committee members. Accordingly, the Committee’s role does not provide any expert or special assurances with regard to the Company’s financial statements, nor does it involve a professional certification or evaluation of the quality of the audits performed by the independent auditors.

In discharging its oversight role, the Committee is authorized to study or investigate any matter of interest or concern that the Committee deems appropriate, with access to all books, records, facilities and employees of the Company; and to use the services of the independent or internal auditors, and retain independent counsel and other experts as it deems necessary to carry out its duties. The Company will fund (a) expenses incurred as a result of the retention by the Committee of the independent auditors and other experts and (b) such ordinary administrative expenses of the Committee as are necessary or appropriate in carrying out its duties.

The Committee is also responsible for preparing a report required by the Securities and Exchange Commission (SEC) to be included in the Company’s annual proxy statement.

Membership

The Committee will be composed of not less than three (3) members of the Board, all of whom, as noted below, meet the requirements of the New York Stock Exchange. The members and the chair and, if any, the vice chair shall be appointed by a majority of the whole Board.

A majority of the Committee will constitute a quorum for the transaction of business.

NYSE Listing Standards

•	The membership of the Committee will meet the requirements of the Audit Committee Policy of the New York Stock Exchange (“NYSE Policy”).

•	The independent auditors are accountable to the Committee. The Committee has the authority and responsibility for the appointment, compensation, retention and oversight of the work of the independent auditors. The Committee also has responsibility for resolving any disagreements between management and the independent auditors. The Committee (or one or more of its members to whom authority has been delegated) will pre-approve all audit and permitted non-audit services to be performed by the independent auditors.

•	Annually, the Committee will review a written report from the Company’s independent auditors that:

–	Delineates all relationships between the auditors and the Company (in accordance with Independence Standards Board Standard No. 1).

–	Describes the independent auditor’s quality-control procedures.

–	Describes any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issue.

•	Annually, the Committee will discuss with the independent auditors any disclosed relationships and their impact on the auditor’s independence and take appropriate action in response to the auditor’s report to satisfy itself of the auditor’s independence.

•	Annually, the Committee will review this Statement of Responsibilities and conduct a performance evaluation in accordance with the requirements of the NYSE Policy.

Other Duties and Responsibilities of the Committee

A.	The Committee will review the Company’s annual reports to the Securities and Exchange Commission, including audited financial statements to be included in such reports, and recommend appropriate action by the Board.

B.	The Committee will undertake the following and periodically advise the Board:

1.	Review annually:

a.	The scope of the annual audit for TI and subsidiary companies recommended by the independent auditors.

b.	The annual corporate internal audit plans for TI and subsidiary companies recommended by the Company’s director of audit services.

c.	The scope of annual TI employee benefit trusts audits.

2.	Review and discuss with management and the independent auditors the Company’s audited financial statements and specific disclosures under “Management’s Discussion and Analysis,” including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61, and any audit problems or difficulties encountered and management’s response thereto.

3.	Review and discuss with management and the independent auditors the Company’s quarterly reports to the Securities and Exchange Commission, including a discussion of the interim financial statements and specific disclosures under “Management’s Discussion and Analysis.”

4.	Review and discuss with management before issuance the Company’s news releases regarding annual and interim financial results, with the Committee acting as a whole or through its chair; and generally review and discuss with management any earnings guidance that may be provided to analysts and rating agencies.

5.	Review and discuss with management and the independent auditors the adequacy of the Company’s system of internal accounting controls and other factors affecting the integrity of published financial reports, consulting as appropriate with the internal audit staff, the independent auditors (both of which shall have direct access to the Committee) and others concerning, among other things, the internal accounting controls in effect, any major weaknesses discovered (including any fraud, whether or not material, involving internal controls or employees with responsibility for internal controls) and related corrective actions.

6.	Review and discuss the Company’s policies with respect to risk assessment and risk management.

7.	Establish hiring policies for employees or former employees of the independent auditors.

8.	Engage in any activities that the Committee deems to be necessary or appropriate in furtherance of its purpose, functions and responsibilities.

C.	Establish procedures for:

1.	The receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

2.	Confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

D.	The agenda for each Committee meeting will provide sufficient opportunity for the independent and internal auditors to meet with the members of the Audit Committee without members of management present.

EXHIBIT B

TI EMPLOYEES 2005 STOCK PURCHASE PLAN
Dated April 21, 2005

The TI Employees 2005 Stock Purchase Plan (the “Plan”) is designed to encourage in all Employees a proprietary interest in the Company. The Plan provides for all eligible Employees the option to purchase shares of the common stock of TI through voluntary systematic payroll deductions. The options provided to participants under the Plan shall be in addition to regular salary, profit sharing, pension, life insurance, special payments or other benefits related to a participant’s employment with the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” pursuant to Section 423 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Code”), but the Company does not undertake to maintain such status through the Plan term.

For the purposes of the Plan unless otherwise indicated, “TI” shall mean Texas Instruments Incorporated, “Company” shall mean TI and its subsidiaries where at least eighty percent of their voting stock is owned directly or indirectly by TI, “Employee” shall mean an individual who is a full-time or part-time employee of the Company, and “Board” shall mean the Board of Directors of TI.

Eligibility

All Employees of TI, and such of its subsidiaries as the Committee described below shall from time to time designate, who are Employees on the date of grant of the option shall be eligible to participate in offerings of options under the Plan. For each offering, the date of grant shall be as determined by the Committee. Directors who are not full-time or part-time officers or Employees are not eligible to participate in the Plan.

Administration of Plan

The Plan shall be administered by a Committee of the Board which shall be known as the Compensation Committee (the “Committee”). The Committee shall be appointed by a majority of the whole Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and employees.

The Committee shall have the full and exclusive right to establish the terms of each offering of common stock of TI under the Plan except as otherwise expressly provided in this Plan. The Committee may delegate such power, authority and rights with respect to the administration of the Plan as it deems appropriate to one or more members of the management of TI (including, without limitation, a committee of one or more members of management appointed by the Committee); provided, however, that any delegation to management shall conform with the requirements of applicable law and stock exchange regulations. The Committee may also recommend to the Board revisions of the Plan.

Expenses of Administration

Except as otherwise determined by the Committee, any broker commissions, fees or other expenses incurred in connection with the exercise of an option hereunder or as a result of the opening or maintenance of accounts for Employees and the purchase and sale of common stock of TI on behalf of Employees shall be paid by the Employee who incurs the expenses and any other expenses of the administration of the Plan shall be borne by TI.

Amendments

The Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan, any part thereof or any option thereunder as it may deem proper and in the best interests of the Company, provided, however, that unless the stockholders of TI shall have first approved thereof, (i) the total number of shares for which options may be exercised under the Plan shall not be increased or decreased, except as adjusted below under “Adjustments,” and (ii) no amendment shall be made which shall allow an option price for offerings under the Plan to be less than 85% of the fair market value of the common stock of TI on the date of grant of the options or 85% of the fair market value of the common stock of TI on the date on which an option is exercised, if lower.

Notwithstanding the foregoing, the Committee may adopt and amend stock purchase sub-plans with respect to Employees employed outside the United States with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures, and to permit exclusion of certain Employees from participation. All such sub-plans shall be subject to the limitations on the amount of stock that may be issued under the Plan and, except to the extent otherwise provided in such plans, shall be subject to all of the provisions set forth herein.

Offerings

Each year during the term of the Plan, unless the Committee determines otherwise, TI will make one or more offerings in which options to purchase TI common stock will be granted under the Plan.

Limitations on Grants

No more than 40,000,000 shares of TI common stock, plus a maximum of 3,000,000 Net Shares, may be sold pursuant to options granted under the Plan, subject to adjustments as described below. Either authorized and unissued shares or issued shares heretofore or hereafter acquired by TI may be made subject to option under the Plan. If for any reason any option under the Plan terminates in whole or in part, shares subject to such terminated option may be again subjected to an option under the Plan. As used herein, “Net Shares” means any of the shares of TI common stock authorized for sale under the Texas Instruments 2002 Employee Stock Purchase Plan (“2002 Plan”) that remain available for sale on the effective date of the Plan, not including shares that are sold under any 2002 Plan offering that is pending on such date.

Adjustments

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of TI, issuance of warrants or other rights to purchase shares or other securities of TI, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares which may be made the subject of options, (ii) the number and type of shares subject to outstanding options, and (iii) the grant, purchase or exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an option.

Terms and Conditions of Options

(1)  An option price per share for each offering shall be determined by the Committee on or prior to the date of grant of the option which shall in no instance be less than (a) 85% of fair market value of TI common stock on the date the option is granted, or (b) 85% of fair market value of TI common stock on the date the option is exercised, whichever is lower. The fair market value on the date on which an option is granted or exercised shall be determined by such methods or procedures as shall be established by the Committee prior to or on the date of grant of the option.

(2)  The expiration date of the options granted in each offering shall be determined by the Committee prior to or on the date of grant of the options but in any event shall not be more than 27 months after the date of grant of the options.

(3)  Each option shall entitle the Employee to purchase up to that number of shares which could be purchased at the option price as the Committee shall determine for each offering (but not to exceed the amount specified in Section 423(b) of the Code). Alternatively, or in combination with setting a maximum number of shares, the Committee may choose to determine a maximum dollar amount that could be used to purchase shares for each offering (but not to exceed the amount specified in Section 423(b) of the Code). Each Employee may elect to participate for less than the maximum number of shares or dollar amount specified by the Committee. The Committee shall determine prior to or on the date of grant of the options the consequences of an Employee’s election to participate for less than the maximum and whether the Employee shall be entitled to purchase fractional shares.

(4)  The term of each offering shall consist of the following three periods:

(a)  an Enrollment Period during which each eligible Employee shall determine whether or not and to what extent to participate by authorizing payroll deductions;

(b)  a Payroll Deduction Period during which payroll deductions shall be made and credited to each Employee’s payroll deduction account; and

(c)  an Exercise Day on which options of participating Employees will be automatically exercised in full.

The beginning and ending dates of each Enrollment Period and Payroll Deduction Period and the date of each Exercise Day shall be determined by the Committee.

(5)  Each eligible Employee who desires to participate in an offering shall elect to do so by completing and delivering by the end of the Enrollment Period to a person or firm designated by the Treasurer of TI a payroll deduction authorization in the form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) prescribed by the Committee authorizing payroll deductions during the Payroll Deduction Period. Unless otherwise determined by the Committee, such election and payroll deduction authorization shall constitute an election and payroll deduction authorization to participate in the current offering and all subsequent offerings under the Plan until the Employee provides a cancellation of such authorization during a subsequent Enrollment Period.

(6)  TI shall maintain or arrange for the maintenance of payroll deduction accounts for all participating Employees.

(7)  On the Exercise Day, the options of each participating Employee to which such Exercise Day relates shall be automatically exercised in full without the need for the participating employee to take any action.

(8)  Upon exercise of an option, the shares shall be paid for in full by transfer of the purchase price from the Employee’s payroll deduction account to the account of TI, and any balance in the Employee’s payroll deduction account shall be paid to the Employee in cash or applied to subsequent offerings.

(9)  The Committee may allow participating Employees to cancel or reduce, or both, their payroll deduction authorizations. The Committee shall determine the consequences of such cancellations or reductions on the participating Employees’ enrollment in subsequent offerings.

(10)  The Committee shall determine on or prior to the date of grant of options the consequences of the termination of employment of a participating Employee for any reason, including death, during the term of an offering.

(11)  An Employee will have none of the rights and privileges of a stockholder of TI with respect to the shares of common stock subject to an option under the Plan until such shares of common stock have been transferred or issued to the Employee or to a designated broker for the Employee’s account on the books of TI.

(12)  An option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Employee to whom granted, may be exercised only for the benefit of the Employee.

(13)  Each option granted shall be evidenced by an instrument in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Committee shall approve which shall be dated the date of grant and shall comply with and be subject to the terms and conditions of the Plan.

(14)  No Employee shall be granted an option hereunder if such Employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of TI, computed in accordance with Section 423(b)(3) of the Code. No Employee shall be granted an option that permits the Employee’s rights to purchase common stock under all employee stock purchase plans of TI to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such common stock (determined at the date of grant) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

Plan Funds

All amounts held by TI in payroll deduction accounts under the Plan may be used for any corporate purpose of TI.

Governmental and Stock Exchange Regulations

The obligation of TI to sell and deliver common stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such common stock. The Company may, without liability to participating Employees, defer or cancel delivery of shares or take other action it deems appropriate in cases where applicable laws, regulations or stock exchange rules impose constraints on the normal Plan operations or delivery of shares.

Termination of Plan

No offering shall be made hereunder after April 21, 2015. Further, no offering hereunder shall be made after any day upon which participating Employees elect to participate for a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares for which Employees elect to participate shall be greater than the shares remaining available, the available shares shall at the end of the Enrollment Period be allocated among such participating Employees pro rata on the basis of the number of shares for which each has elected to participate.

EXHIBIT C

TEXAS INSTRUMENTS 2000 LONG-TERM INCENTIVE PLAN

Restated to reflect adjustments to share amounts for a 2 for 1 stock split effective April 2000

SECTION 1.    Purpose.

The Texas Instruments 2000 Long-Term Incentive Plan is designed to enhance the ability of the Company to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of the Company.

SECTION 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(b)  “Award” shall mean any Option, award of Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted under the Plan.

(c)  “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)  “Board” shall mean the board of directors of the Company.

(e)  “Cash Flow” for a period shall mean net cash provided by operating activities as determined by the Company’s independent auditors in accordance with Generally Accepted Accounting Principles (GAAP) and reported to the Committee.

(f)  “Change of Control” shall mean the first to occur of:

(i)    an individual, corporation, partnership, group, associate or other entity or person, as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors;

(ii)    individuals who constitute the Board of Directors of the Company on the effective date of the Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An “Approved Director,” for purposes of this subsection (ii), shall mean any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board;

(iii)    the approval by the stockholders of the Company of a plan or agreement providing (A) for a merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) for a sale, exchange or other disposition of all or substantially all of the assets of the Company. If any of the events enumerated in this subsection (iii) occurs, the Committee shall determine the effective date of the Change of Control resulting therefrom for purposes of the Plan;

(iv)    In addition to the events described in subsections (i), (ii) and (iii), it shall be a “Change of Control” for purposes hereof for any Participant principally employed in the business of a Designated Business Unit, as hereinafter defined, if an event described in subsections (i), (ii) or (iii) shall occur, except that for purposes of this subsection (iv), references in such subsections to the “Company” shall be deemed to refer to the Designated Business Unit in the business of which the Participant is principally employed. A Change in Control described in this subsection (iv) shall apply only to a Participant employed principally by the affected Designated Business Unit. For purposes of this subsection (iv), “Designated Business Unit” shall mean any business down to the SBE minus 2 level sold by the Company in which the Company does not retain an equity interest and any other business unit identified as a Designated Business Unit by the Committee from time to time.

(g)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)  “Committee” shall mean a committee of the Board designated by the Board to administer the Plan. Unless otherwise determined by the Board, the Compensation Committee designated by the Board shall be the Committee under the Plan.

(i)  “Company” shall mean Texas Instruments Incorporated, together with any successor thereto.

(j)  “Cycle Time Improvement” shall mean a reduction of the actual time a specific process relating to a product or service of the Company takes to accomplish.

(k)  “Earnings Before Income Taxes, Depreciation and Amortization (EBITDA)” shall mean net income from continuing operations plus (a) provision for income taxes, (b) depreciation expense and (c) amortization expense as determined by the Company’s independent auditors in accordance with GAAP and reported to the Committee.

(l)  “Earnings Per Share” for a period shall mean diluted earnings per common share from continuing operations before extraordinary items as determined by the Company’s independent auditors in accordance with GAAP and reported to the Committee.

(m)  “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 for that taxable year.

(n)  “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(o)  “Incentive Stock Option” shall mean an option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(p)  “Manufacturing Process Yield” shall mean the good units produced as a percent of the total units processed.

(q)  “Market Share” shall mean the percent of sales of the total available market in an industry, product line or product attained by the Company or one of its business units during a time period.

(r)  “Net Revenue Per Employee” in a period shall mean net revenue divided by the average number of employees of the Company, with average defined as the sum of the number of employees at the beginning and ending of the period divided by two.

(s)  “Non-Qualified Stock Option” shall mean an option granted under Section 6 that is not intended to be an Incentive Stock Option.

(t)  “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(u)  “Other Stock-Based Award” shall mean any right granted under Section 9.

(v)  “Participant” shall mean an individual granted an Award under the Plan.

(w)  “Performance Unit” shall mean any right granted under Section 8.

(x)  “Plan” shall mean this Texas Instruments 2000 Long Term Incentive Plan.

(y)  “Profit from Operations” for a period shall mean the profit from operations as determined by the Company’s independent auditors in accordance with GAAP and reported to the Committee.

(z)  “Profit from Operations Dollar Growth” for a period shall mean the percentage change of profit from operations from one period to another as determined by the Company’s independent auditors in accordance with GAAP and reported to the Committee.

(aa)  “Profit from Operations Percentage Growth” for a period shall mean the percentage change of profit from operations as a percent of revenue from one period to another as determined by the Company’s independent auditors in accordance with GAAP and reported to the Committee.

(bb)  “Restricted Stock” shall mean any Share granted under Section 7.

(cc)  “Restricted Stock Unit” shall mean a contractual right granted under Section 7 that is denominated in Shares, each of which represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

(dd)  “Return On Capital” for a period shall mean net income divided by stockholders’ equity as determined by the Company’s independent auditors in accordance with GAAP and reported to the Committee.

(ee)  “Return On Common Equity” for a period shall mean net income less preferred stock dividends divided by total stockholders’ equity, less amounts, if any, attributable to preferred stock.

(ff)  “Return On Net Assets” for a period shall mean net income less preferred stock dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

(gg)  “Revenue Growth” shall mean the percentage change in revenue (as defined in Statement of Financial Accounting Concepts No. 6, published by the Financial Accounting Standards Board) from one period to another.

(hh)  “Shares” shall mean shares of the common stock of the Company, $1.00 par value.

(ii)  “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(jj)  “Total Stockholder Return” shall mean the sum of the appreciation in the Company’s stock price and dividends paid on the common stock of the Company over a given period of time.

SECTION 3.    Eligibility.

(a)  Any individual who is employed by the Company or any Affiliate, and any individual who provides services to the Company or any Affiliate as an independent contractor, including any officer or employee-director, shall be eligible to be selected to receive an Award under the Plan.

(b)  An individual who has agreed to accept employment by, or to provide services to, the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such agreement.

(c)  Directors who are not full-time or part-time officers or employees are not eligible to receive Awards hereunder.

(d)  Holders of options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder in connection with such acquisition or combination transaction.

SECTION 4.    Administration.

(a)  The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. No member or alternate member of the Committee shall be eligible, while a member or alternate member, for participation in the Plan. A director may serve as a member or alternate member of the Committee only during periods in which a director is an “outside director” as described in Section 162(m) of the Code. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum.

(b)  Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)  All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Participants.

SECTION 5.    Shares Available for Awards.

(a)  Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be 120,000,000 shares, plus any Shares remaining available for grant of awards under the Company’s 1996 Long-Term Incentive Plan on the effective date of the Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 5(e), (i) no Participant may receive Options and stock appreciation rights under the Plan in any calendar year that relate to more than 2,000,000 Shares and (ii) the maximum number of Shares with respect to which Awards may be made under Sections 7, 8 and 9 is 13,400,000. Awards may be made under Sections 7 and 9 without regard to such limit if (x) such Awards are made in satisfaction of Company obligations to employees that would otherwise be paid in cash or (y) such Awards are issued in connection with the exercise of an Option or other Award hereunder.

(b)  If, after the effective date of the Plan, any Shares covered by an Award, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan. For purposes of this Section 5(b), awards and options granted under any previous option or long-term incentive plan of the Company (other than a Substitute Award granted under any such plan) shall be treated as Awards.

(c)  In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld. For purposes of this Section 5(c), awards and options granted under any previous option or long-term incentive plan of the Company (other than a Substitute Award granted under any such plan) shall be treated as Awards.

(d)  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(e)  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 6.    Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)  The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)  The term of each Option shall be fixed by the Committee.

(c)  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(d)  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(e)  Under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards.

SECTION 7.    Restricted Stock and Restricted Stock Units.

(a)  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b)  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, such time period shall consist of not less than 36 months, except that the foregoing restriction shall not apply to such Awards if they meet any of the conditions described in Section 5(a)(x) or (y).

(c)  Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d)  Except as otherwise determined by the Committee, upon termination of employment or cessation of the provision of services (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

SECTION 8.    Performance Units.

(a)  The Committee is hereby authorized to grant Performance Units to Participants.

(b)  Subject to the terms of the Plan, a Performance Unit granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Unit, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit granted and the amount of any payment or transfer to be made pursuant to any Performance Unit shall be determined by the Committee.

SECTION 9.    Other Stock-based Awards.

The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

SECTION 10.    General Provisions Applicable to Awards.

(a)  Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b)  Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)  Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)  Unless the Committee shall otherwise determine, (i) no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The restrictions imposed by this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)  All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f)  Every Award (other than an option or stock appreciation right) to a member of the Executive Group that the Committee determines should meet the deductibility requirements of Section 162(m) of the Code shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement by the Company or any unit thereof during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures: (i) Cash Flow, (ii) Cycle Time Improvement, (iii) Earnings Per Share, (iv) EBITDA, (v) Manufacturing Process Yield, (vi) Market Share, (vii) Net Revenue Per Employee, (viii) Profit from Operations, (ix) Profit from Operations Dollar Growth, (x) Profit from Operations Percentage Growth, (xi) Return on Capital, (xii) Return on Common Equity, (xiii) Return on Net Assets, (xiv) Revenue Growth or (xv) Total Stockholder Return. For any Award (other than an option or stock appreciation right) subject to any such pre-established formula, no more than $5,000,000 can be paid in satisfaction of such Award to any Participant; provided if such Award is denominated in shares, the maximum limit shall be 4,000,000 shares in lieu of such dollar limit.

(g)  Unless specifically provided to the contrary in any Award Agreement, upon a Change in Control, all Awards shall become fully vested and exercisable, and any restrictions applicable to any Award shall automatically lapse.

SECTION 11.    Amendment and Termination.

(a)  Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax efficient manner and in compliance with local rules and regulations.

(b)  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan; and provided further that, except as provided in Section 5(e), no such action shall reduce the exercise price of any Option established at the time of grant thereof.

(c)  The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(e) affecting the Company, or the financial statements of the Company) or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)  Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

(e)  The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 12.    Miscellaneous.

(a)  No employee, independent contractor, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, independent contractors, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)  The Committee may delegate to another committee of the Board of Directors, one or more officers or managers of the Company, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any delegation to management shall conform with the requirements of the General Corporation Law of Delaware, as in effect from time to time.

(c)  The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash, Shares, other securities, other Awards or other property by the Participant) as may be necessary in the opinion of the Company to satisfy the required tax withholding based on the minimum statutory withholding rates.

(d)  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment or terminate the services of an independent contractor, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.

(f)  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h)  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 13.    Effective Date of Plan.

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

SECTION 14.    Term of the Plan.

No Award shall be granted under the Plan after the tenth anniversary of the effective date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

DIRECTIONS AND OTHER ANNUAL MEETING INFORMATION

Directions

From DFW Airport:  Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

From Love Field Airport:  Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

Parking

There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security

Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2005

You are cordially invited to attend the 2005 annual meeting of stockholders on Thursday, April 21, 2005, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005, a board proposal to approve the TI Employees 2005 Stock Purchase Plan, a board proposal to reapprove the material terms of the performance goals under the Texas Instruments 2000 Long-Term Incentive Plan, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 21, 2005

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints JAMES R. ADAMS, DAVID L. BOREN, THOMAS J. ENGIBOUS, WAYNE R. SANDERS, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 21, 2005, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon three board proposals, and other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposals. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

     Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions. If the trustee does not receive voting instructions for TI shares allocable to the plan account by April 18, 2005, those shares, and any other TI shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares in their discretion.

IMPORTANT – On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.

ATTN: RICK LOGSDON
7839 CHURCHILL WAY
MS 3999
DALLAS, TX 75251

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 20, 2005.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 18, 2005.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Texas Instruments Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN		KEEP THIS PORTION FOR YOUR RECORDS
BLUE OR BLACK INK AS FOLLOWS:	TXASI1	DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and the three board proposals.

Election of Directors

1.	Election of Directors - Nominees:
01) J.R. Adams, 02) D.L. Boren, 03) D.A. Carp, 04) C.S. Cox, 05) T.J. Engibous, 06) G.W. Fronterhouse,
07) D.R. Goode, 08) P.H. Patsley, 09) W.R. Sanders, 10) R.J. Simmons, 11) R.K. Templeton, 12) C.T. Whitman

For	Withhold	For All
All	All	Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposals

2.	Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005.

For	Against	Abstain
☐	☐	☐

3.	Board proposal to approve the TI Employees 2005 Stock Purchase Plan.

For	Against	Abstain
☐	☐	☐

4.	Board proposal to reapprove the material terms of the performance goals under the Texas Instruments 2000 Long-Term Incentive Plan.

For	Against	Abstain
☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2005

You are cordially invited to attend the 2005 annual meeting of stockholders on Thursday, April 21, 2005, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time).  At the meeting, we will consider the election of directors, a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005, a board proposal to approve the TI Employees 2005 Stock Purchase Plan, a board proposal to reapprove the material terms of the performance goals under the Texas Instruments 2000 Long-Incentive Plan, and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications on the Internet. This e-mail contains instructions for accessing TI’s 2005 Proxy Statement and Annual Report for 2004 and for voting your shares. Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS- Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposals to be voted on. You can view the proxy materials and enter your voting instructions at the following Internet site:

http://www.proxyvote.com/0012345678901

For our secure site:
https://www.proxyvote.com/0012345678901

Registered shares must be voted by 11:59 p.m. (Eastern Daylight Time) on April 20, 2005. Shares allocable to a TI benefit plan must be voted by 11:59 p.m. (Eastern Daylight Time) on April 18, 2005

To enter your vote you will need the following:
CONTROL NUMBER: 012345678901
YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

If you would like to cancel your enrollment, or change your e-mail address or  PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN.  If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com

Your InvestorDelivery Enrollment Number is:                                 M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

You may also view the proxy materials at:
http://www.ti.com/corp/docs/investor/reportsproxiesfilings.shtml

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:
http://www.adobe.com/products/acrobat/readstep2.html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PAPER COPIES - You may receive paper copies of the Proxy Statement and Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Dear Texas Instruments Stockholder:

You are enrolled to view the Texas Instruments 2005 Proxy Statement and the 2004 Annual Report (which includes the 2004 audited financial statements) over the Internet instead of receiving copies in the mail. You can now access these materials over the Internet at the following address:

http://www.ti.com/corp/docs/investor/arprox05.shtml

You can also view the Proxy Statement and Annual Report, vote your shares and enroll to receive these materials electronically in future years, at the following address:

http://www.proxyvote.com

You may vote over the Internet, by telephone or by returning a properly executed proxy card. See the Proxy Statement and the enclosed proxy card for additional information about the voting procedures.

You may receive paper copies of the 2005 Proxy Statement and 2004 Annual Report by calling Texas Instruments Investor Relations at (972) 995-3773 or by writing to Texas Instruments Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199.

Proxy Vote.com	Page 1 of 2

Meeting Materials

TEXAS INSTRUMENTS INCORPORATED Annual Meeting	ANNUAL REPORT PROXY STATEMENT

Meeting Date : 04/21/2005 for holders as of 02/22/2005

CUSIP: MC2340- stockClass Your Control Number : 0000 0000 0000
▼	Scroll down for proxy instructions and voting.

Directors’ Recommendations:
Choose this if you would like to vote your shares following directors’recommendations. See below or refer to the proxy statement for the detailed recommendations.Please read them carefully.

Vote my shares per directors’ recommendations

Proxy Ballot:

■	DIRECTOR(S):

▶	Directors recommend a vote FOR election of the following nominee(s):

J.R. ADAMS ; D.L. BOREN ; D.A. CARP ;

C.S. COX ; T.J. ENGIBOUS ; G.W. FRONTERHOUSE ;

D.R. GOODE ; P.H. PATSLEY ; W.R. SANDERS ;

R.J. SIMMONS ; R.K. TEMPLETON ; C.T. WHITMAN

	™	For all nominees	™	Withhold all nominees	™	For all EXCEPT those selected below:

J.R. ADAMS

D.L. BOREN

D.A. CARP

C.S. COX

T.J. ENGIBOUS

G.W. FRONTERHOUSE

D.R. GOODE

P.H. PATSLEY

W.R. SANDERS

R.J.SIMMONS

R.K. TEMPLETON

C.T. WHITMAN

Proxy Vote.com	Page 2 of 2

■	Proposal(s): Please indicate your proposal selections by clicking on the fields below.

02.	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

▶	Directors Recommend : FOR

™ FOR ™ Against ™ Abstain

03.	BOARD PROPOSAL TO APPROVE THE Tl EMPLOYEES 2005 STOCK PURCHASE PLAN.

▶	Directors Recommend : FOR

™ FOR ™ Against ™ Abstain

04.	BOARD PROPOSAL TO REAPPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE TEXAS INSTRUMENTS 2000 LONG-TERM INCENTIVE PLAN

▶	Directors Recommend : FOR

™ FOR ™ Against ™ Abstain

Vote my shares per the above selections

Click to see: “Letter to our clients regarding voting authority”

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